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FORM 4
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                                                            OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER                   ------------------------------
    SUBJECT TO SECTION 16. FORM 4 OR              OMB Number:          3235-0287
    FORM 5 OBLIGATIONS MAY CONTINUE.              Expires:      January 31, 2005
    See INSTRUCTION 1(b).                         Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

 DIMARTINO,                         JOSEPH                S.
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   (Last)                           (First)             (Middle)

 C/O DREYFUS CORPORATION
 200 PARK AVENUE
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   (Street)

 New York, NY 10166
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     LEVCOR INTERNATIONAL, INC./LEVC.OB
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     3/14/2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                               5.
                                                                                               Amount of       6.
                                                                  4.                           Securities      Owner-
                                       2A.                        Securities Acquired (A) or   Beneficially    ship
                                       Deemed       3.            Disposed of (D)              Owned           Form:      7.
                         2.            Execution    Transaction   (Instr. 3, 4 and 5)          Following       Direct     Nature of
                         Transaction   Date, if     Code          --------------------------   Reported        (D) or     Indirect
1.                       Date          any          (Instr. 8)                (A)              Transaction(s)  Indirect   Beneficial
Title of Security        (Month/       (Month/      ------------              or               (Instr. 3       (I)        Ownership
(Instr. 3)               Day/Year)     Day/Year)    Code     V     Amount     (D)      Price   and 4)          (Instr.4)  (Instr.4)
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Common Stock, par value
$0.01 per share          3/14/2003                  P              1,000       A       $1.60       5,793          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form if filed by more than one reporting person, see Instruction
4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                  SEC 1474(9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                          9.
                                                                                                          Number    (2)
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
                                                                                                          Secur-    of
             2.                                 5.                              7.                        ities     Deriv-   (2)
             Conver-                            Number of                       Title and Amount          Bene-     ative    Nature
             sion or          3A.               Derivative    6.                of Underlying     (2)     ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
(2)          of      action   Date,    Code     of (D)        (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month/  (Month   8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V   (A)    (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Stock                                                                           Common
Options      $10.65    --       --     --  --    --     --    1/6/03   5/9/06   Stock      200      --      200       D
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Stock                                                                           Common
Options      $2.50     --       --     --  --    --     --    1/6/03  12/29/09  Stock     3,000     --     3,000      D
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


       /s/ Joseph S. DiMartino                       March 17, 2003
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   **Signature of Reporting Person                         Date




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